Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Return Optimization Securities linked to an Equally Weighted Basket of Selected Equity Securities due November 30, 2015	$232,000.00	$26.96

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 11, 2012 and Product Supplement dated January 10, 2013)

UBS AG $232,000 Return Optimization Securities

Linked to an Equally Weighted Basket of Selected Equity Securities due November 30, 2015

Investment Description

UBS AG Return Optimization Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the performance of an equally weighted basket (the “underlying basket”) of selected equity securities (each, a “basket equity”). At maturity, UBS will pay an amount in cash that is based on the direction and percentage change in the level of the underlying basket from the trade date to the final valuation date (the “basket return”). If the basket return is positive, UBS will repay your principal amount at maturity plus pay a return equal to 3.0 times the basket return, up to the maximum gain of 15.75%. If the basket return is zero, UBS will repay the full principal amount at maturity. However, if the basket return is negative, UBS will repay less than the full principal amount at maturity, if anything, resulting in a loss on your investment that is proportionate to the basket return. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your initial investment in the Securities. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the issuer. If the issuer were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑	Enhanced Growth Potential: At maturity, the Securities enhance any positive basket return up to the maximum gain.

❑

Full Downside Market Exposure at Maturity: If the basket return is negative, UBS will repay less than the full principal amount at maturity, if anything, resulting in a loss to investors that is proportionate to the basket return. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the issuer.

Key Dates

Trade Date	October 28, 2014
Settlement Date	October 31, 2014
Final Valuation Date*	November 23, 2015
Maturity Date*	November 30, 2015

*	Subject to postponement in the event of a market disruption event, as described in the ROS product supplement.

Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full principal amount of the Securities at maturity, and the Securities have downside market risk similar to the underlying basket. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.

You should carefully consider the risks described under “Key Risks” beginning on page 3 and under “Risk Factors” beginning on page PS-15 of the Return Optimization Securities product supplement before purchasing any Securities. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on your Securities. You may lose some or all of your investment in the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network.

Security Offering

These terms relate to Return Optimization Securities linked to an equally weighted basket of selected equity securities. The basket equities are listed on page 2, and described in more detail beginning on page 8 of this pricing supplement. The return on the Securities is subject to, and will not exceed, the “maximum gain” or the corresponding “maximum payment at maturity per Security”. The Securities are offered at a minimum investment of $1,000, or 100 Securities at $10.00 per Security, and integral multiples of $10.00 in excess thereof.

Underlying Basket	Weighting of Each Basket Equity	Maximum Gain	Maximum Payment at Maturity per Security	Initial Basket Level	CUSIP	ISIN
An Equally Weighted Basket of Selected Equity Securities	1/6	15.75%	$11.575	100.00	90274B238	US90274B2381

The estimated initial value of the Securities as of the trade date is $9.527 for Securities linked to an equally weighted basket of selected equity securities. The estimated initial value of the Securities was determined as of the close of the relevant markets on the date of this pricing supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 3 and 4 of this pricing supplement.

See “Additional Information about UBS and the Securities” on page ii. The Securities will have the terms specified in the Return Optimization Securities (“ROS”) product supplement relating to the Securities, dated January 10, 2013, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement, the ROS product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Security	$10.00	$0.20	$9.80
Total	$232,000.00	$4,640.00	$227,360.00

UBS Financial Services Inc. Pricing Supplement dated October 28, 2014	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities), with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus and the ROS product supplement if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Product supplement for Return Optimization Securities dated January 10, 2013:

http://www.sec.gov/Archives/edgar/data/1114446/000119312513009048/d464877d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this pricing supplement, “Securities” refer to the Return Optimization Securities that are offered hereby, unless the context otherwise requires. Also, references to the “ROS product supplement” mean the UBS product supplement, dated January 10, 2013, and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 3 and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Securities.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of all of your initial investment.

♦

You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that has the same downside market risk as a hypothetical investment in the underlying basket.

♦

You believe the underlying basket will appreciate over the term of the Securities and that the appreciation is unlikely to exceed an amount equal to the maximum gain indicated on the cover of this pricing supplement.

♦

You understand and accept that your potential return is limited to the maximum gain and you are willing to invest in the Securities based on the maximum gain indicated on the cover of this pricing supplement.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying basket.

♦	You do not seek current income from your investment and are willing to forgo dividends paid on the basket equities.

♦	You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦

You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of all of your initial investment.

♦	You require an investment designed to provide a full return of principal at maturity.

♦

You cannot tolerate a loss of all or a substantial portion of your investment, and you are not willing to make an investment that has the same downside market risk as a hypothetical investment in the underlying basket.

♦

You believe that the level of the underlying basket will decline during the term of the Securities and is likely to close below the initial basket level on the final valuation date, or you believe the underlying basket will appreciate over the term of the Securities by more than the maximum gain indicated on the cover of this pricing supplement.

♦

You seek an investment that has unlimited return potential without a cap on appreciation or you are unwilling to invest in the Securities based on the maximum gain indicated on the cover of this pricing supplement.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying basket.

♦	You seek current income from this investment or prefer to receive the dividends paid on the basket equities.

♦	You are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” beginning on page 3 of this pricing supplement and the more detailed “Risk Factors” beginning on PS-15 of the ROS product supplement for risks related to an investment in the Securities.

Final Terms

Issuer	UBS AG, London Branch
Principal Amount	$10.00 per Security (subject to a minimum investment of 100 Securities)
Term	Approximately 13 months.
Maximum Gain	15.75%.
Multiplier	3.0

Underlying Basket	The Securities are linked to an equally weighted basket consisting of the following equity securities (each a “Basket Equity”):
	Basket Equity	Bloomberg Symbol	Initial Equity Price
	Applied Materials, Inc.	AMAT	$21.245
	Autodesk, Inc.	ADSK	$56.10
	Citigroup Inc.	C	$52.44
	Intel Corporation	INTC	$33.74
	United Rentals, Inc.	URI	$108.74
	Veeco Instruments Inc.	VECO	$32.27

Weighting of Each Basket Equity	1/6
Payment at Maturity (per Security)

If the basket return is positive, UBS will pay you an amount in cash equal to:

$10.00 + ($10.00 × the lesser of (3.0 × Basket Return) and (Maximum Gain))

If the basket return is zero, UBS will pay you an amount in cash equal to your principal amount:

$10.00

If the basket return is negative, UBS will pay you an amount in cash that is less than your principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative basket return:

$10.00 + ($10.00 x Basket Return)

Basket Return	Final Basket Level – Initial Basket Level Initial Basket Level
Initial Basket Level	100.00
Final Basket Level

The basket closing level on the final valuation date. On the final valuation date, the basket closing level will be calculated as follows:

100 × [1 + (the sum of each basket equity return multiplied by its weighting)]

Basket Equity Return	With respect to each basket equity, the percentage change from the respective initial equity price to the respective final equity price, calculated as follows:
Final Equity Price – Initial Equity Price Initial Equity Price
Initial Equity Price	With respect to each basket equity, the closing price for such basket equity on the trade date, as determined by the calculation agent.
Final Equity Price	With respect to each basket equity, the closing price for such basket equity on the final valuation date, as determined by the calculation agent.

Investment Timeline

Investing in the Securities involves significant risks. You may lose some or all of your principal amount. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the ROS product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦

Risk of loss — The Securities differ from ordinary debt securities in that the issuer will not necessarily repay the full principal amount of the Securities at maturity. You will be exposed to any decline in the underlying basket from the initial basket level to the final basket level. Therefore, if the basket return is negative, you will lose some or all of your initial investment in an amount proportionate to the basket return. You could lose some or all of your initial investment in the Securities.

♦

The multiplier applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the multiplier and the return you realize may be less than the multiplier times the underlying basket’s return even if such return is positive and does not exceed the maximum gain. You can receive the full benefit of the multiplier, subject to the maximum gain, from UBS only if you hold your Securities to maturity.

♦

Your potential return on the Securities is limited to the maximum gain — The return potential of the Securities is limited to the maximum gain. Therefore, you will not benefit from any positive basket return in excess of an amount that, when multiplied by the multiplier, exceeds the maximum gain, and your return on the Securities may be less than it would be in a hypothetical direct investment in the underlying basket or the basket equities.

♦	No interest payments — UBS will not pay any interest with respect to the Securities.

♦

Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose all of your initial investment.

♦

Market risk — The price of any basket equity can rise or fall sharply due to factors specific to that basket equity or the issuer of such basket equity. These factors may include stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically by the issuers of the basket equity (“basket equity issuers”) with the SEC.

♦	Fair value considerations.

♦

The issue price you pay for the Securities exceeds their estimated initial value — The issue price you pay for the Securities exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Securities by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the price, volatility and expected dividends on the basket equities, the correlation among the basket equities, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date is less than the issue price you pay for the Securities.

♦

The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.

♦	Limited or no secondary market and secondary market price considerations.

♦

There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates may make a market in each offering of the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦

Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the underlying basket, the prices of the basket equities; the volatility of the basket equities; the dividend rate paid on the basket equities; the correlation among the basket equities; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Securities.

♦

Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.

♦

Changes in closing prices of the basket equities may offset each other — The Securities are linked to an equally weighted basket of selected equity securities. Changes in the value of the basket equities may not correlate with each other. For instance, while the final equity price of one or more of the basket equities may increase relative to the corresponding initial equity price(s), the final equity price of one or more of the other basket equities may not increase by the same amount or may even decline. Therefore, in calculating the final basket level, increases in the price of one or more of the basket equities may be moderated, or offset, by lesser increases or declines in the price of one or more of the other basket equities. In addition, a high correlation between the basket equities of movements in the prices of the basket equities during periods of negative returns could have an adverse effect on the payment at maturity on the Securities.

♦

Owning the Securities is not the same as owning the basket equities — The return on your Securities may not reflect the return you would realize if you actually owned the basket equities. For instance, you will not benefit from any positive basket return in excess of an amount that, when multiplied by the multiplier, exceeds the maximum gain. Furthermore, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Securities, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Securities. In addition, as an owner of the Securities, you will not have voting rights or any other rights that holders of the basket equities may have.

♦

No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether, and the extent to which, the level of the underlying basket will rise or fall. There can be no assurance that the level of the underlying basket will rise above the initial basket level. The final basket level of the underlying basket will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuers of the basket equities. You should be willing to accept the risks of owning equities in general and the basket equities in particular, and the risk of losing some or all of your initial investment.

♦

There is no affiliation between any basket equity issuer and UBS, and UBS is not responsible for any disclosure by such issuer — We and our affiliates may currently, or from time to time in the future engage in business with the basket equity issuers. However, we are not affiliated with any basket equity issuer and are not responsible for such issuer’s public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Securities, should conduct your own investigation into each basket equity and the basket equity issuers. The basket equity issuers are not involved in the Securities offered hereby in any way and have no obligation of any sort with respect to your Securities. The basket equity issuers have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦

The calculation agent can make adjustments that affect the payment to you at maturity — For certain corporate events affecting a basket equity, the calculation agent may make adjustments to the initial equity price of the affected basket equity. However, the calculation agent will not make an adjustment in response to all events that could affect a basket equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the product supplement as necessary to achieve an equitable result. Following certain corporate events relating to the issuer of a basket equity where such issuer is not the surviving entity, the amount you receive at maturity may be based on an equity security of a successor to the respective issuer of such basket equity in combination with any cash or any other assets distributed to holders of the basket equity in such corporate event. If the issuer of a basket equity becomes subject to (i) a corporate event whereby the basket equity is exchanged solely for cash or (ii) a merger or combination with UBS or any of its affiliates, the amount you receive at maturity may be based on an equity security issued by another company. For more information, see the section “General Terms of the Securities — Antidilution Adjustments” and “General Terms of the Securities — Delisting or Suspension of Trading of an Underlying Stock”. Regardless of any of the events discussed above, any payment on the Securities is subject to the creditworthiness of UBS.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the basket equities and/or over-the-counter options, futures or other instruments with returns linked to the performance of the basket equities, may adversely affect the market prices of the basket equities and, therefore, the market value of the Securities.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of the basket equities, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the amount you receive at maturity of the Securities. The calculation agent may postpone the trade date or final valuation date (with corresponding postponements to the settlement date and maturity date) if a market disruption event occurs and is continuing on such date. As UBS determines the economic terms of the Securities, including the maximum gain, and such terms include hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying basket to which the Securities are linked.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount indicated on the cover hereof per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.

♦

Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Securities — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Securities, into equity and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder.

♦

Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See “What Are the Tax Consequences of the Securities” beginning on page 21 and “Supplemental U.S. Tax Considerations” beginning on page PS-47 of the Return Optimization Securities product supplement.

Hypothetical Examples and Return Table of the Securities at Maturity

The examples and table below illustrate the Payment at Maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for the Securities are specified on the cover of this pricing supplement; amounts may have been rounded for ease of analysis):

Investment Term:	Approximately 13 months
Basket Starting Level:	100
Multiplier:	3.00
Maximum Gain:*	14.00%
Range of Underlying Basket Performance:**	40% to -100%

*	The actual maximum gain is greater than the amount shown here and your potential return on the Securities may be greater than the returns shown here.
**	The underlying basket performance range is provided for illustrative purposes only.

Final Basket Level	Basket Return*	Payment at Maturity	Security Total Return at Maturity
140.000	40.00%	$11.400	14.00%
135.000	35.00%	$11.400	14.00%
130.000	30.00%	$11.400	14.00%
125.000	25.00%	$11.400	14.00%
120.000	20.00%	$11.400	14.00%
115.000	15.00%	$11.400	14.00%
110.000	10.00%	$11.400	14.00%
105.000	5.00%	$11.400	14.00%
104.670	4.67%	$11.400	14.00%
103.000	3.00%	$10.900	9.00%
102.000	2.00%	$10.600	6.00%
100.000	0.00%	$10.000	0.00%
90.000	-10.00%	$9.000	-10.00%
80.000	-20.00%	$8.000	-20.00%
70.000	-30.00%	$7.000	-30.00%
60.000	-40.00%	$6.000	-40.00%
50.000	-50.00%	$5.000	-50.00%
40.000	-60.00%	$4.000	-60.00%
30.000	-70.00%	$3.000	-70.00%
20.000	-80.00%	$2.000	-80.00%
10.000	-90.00%	$1.000	-90.00%
0.000	-100.00%	$0.000	-100.00%

*	The basket return excludes any cash dividend payments on the basket equities.

Example 1 — On the final valuation date, the underlying basket closes 3% above the initial basket level. Since the basket return is 3%, UBS will pay you 3.00 × the basket return, or a 9% total return, and the payment at maturity per $10.00 principal amount of the Securities will be calculated as follows:

$10.00 + ($10.00 × 3.00 × 3%) = $10.00 + $0.90 = $10.90

Example 2 — On the final valuation date, the underlying basket closes 35% above the initial basket level. Since 3.00 × the basket return of 35% is more than the maximum gain of 14.00%, UBS will pay you the maximum gain of 14.00%, and the payment at maturity is equal to $11.40 per Security.

Example 3 — On the final valuation date, the final basket level is equal to the initial basket level. Since the basket return is 0%, UBS will repay the full principal amount and the payment at maturity is equal to $10.00 per Security.

Example 4 — On the final valuation date, the underlying basket closes 50% below the initial basket level. Since the basket return is -50%, UBS will pay you less than the full principal amount and the payment at maturity per Security is as follows:

$10.00 + ($10.00 x -50%) = $5.00

Accordingly, if the final basket level is below the initial basket level, UBS will pay you less than the full principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative basket return. You may lose up to 100% of your principal.

Basket Information

All disclosures contained in this pricing supplement regarding each basket equity are derived from publicly available information. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the basket equities. UBS has not conducted any independent review or due diligence of any publicly available information with respect to each basket equity.

Included on the following pages is a brief description of the issuers of the respective basket equities. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each of the basket equities. The information given below is for the four calendar quarters in each of 2010, 2011, 2012, 2013 and the first, second and third calendar quarters of 2014. Partial data is provided for the fourth calendar quarter of 2014. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the basket equities as an indication of future performance.

Each of the basket equities is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the basket equities with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the respective issuers of the basket equities under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Applied Materials, Inc.

According to publicly available information, Applied Materials, Inc. (‘‘Applied Materials’’) provides manufacturing equipment, services and software to the global semiconductor, flat panel display, solar photovoltaic (PV) and related industries. Applied Materials’ customers include manufacturers of semiconductor wafers and chips, flat panel liquid crystal and other displays, solar PV cells and modules, and other electronic devices. Applied Materials operates in four segments: Silicon Systems Group, Applied Global Services, Display and Energy and Environmental Solutions. The Silicon Systems Group segment develops, manufactures and sells manufacturing equipment used to fabricate semiconductor chips, also referred to as integrated circuits. The Applied Global Services segment provides products and services to enhance performance of fab operations. The Display segment designs, manufactures and sells equipment to fabricate thin film transistor liquid crystal displays (LCDs) for televisions, personal computers (PCs), tablet PCs, smartphones, and other consumer-oriented electronic applications. The Energy and Environmental Solutions segment includes systems for manufacturing wafer-based crystalline silicon cells and modules. Information filed by Applied Materials with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-06920, or its CIK Code: 0000006951. Applied Materials’ website is http://www.appliedmaterials.com. Applied Materials’ common stock is listed on the NASDAQ Global Select Market under the ticker symbol “AMAT.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the basket equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Applied Materials’ common stock, based on the daily closing prices as reported by Bloomberg, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Applied Materials’ common stock on October 28, 2014 was $21.245. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/4/2010	3/31/2010	$14.87	$11.77	$13.48
4/1/2010	6/30/2010	$14.47	$12.02	$12.02
7/1/2010	9/30/2010	$12.61	$10.39	$11.68
10/1/2010	12/31/2010	$14.13	$11.49	$14.05
1/3/2011	3/31/2011	$16.85	$13.76	$15.62
4/1/2011	6/30/2011	$15.92	$12.40	$13.01
7/1/2011	9/30/2011	$13.44	$10.35	$10.35
10/3/2011	12/30/2011	$12.73	$9.85	$10.71
1/3/2012	3/30/2012	$13.21	$10.70	$12.44
4/2/2012	6/29/2012	$12.50	$10.00	$11.46
7/2/2012	9/28/2012	$12.05	$10.37	$11.17
10/1/2012	12/31/2012	$11.50	$10.15	$11.44
1/2/2013	3/28/2013	$13.89	$11.50	$13.48
4/1/2013	6/28/2013	$15.97	$12.92	$14.91
7/1/2013	9/30/2013	$17.83	$14.82	$17.54
10/1/2013	12/31/2013	$18.10	$16.50	$17.69
1/2/2014	3/31/2014	$20.42	$16.72	$20.42
4/1/2014	6/30/2014	$22.90	$18.62	$22.55
7/1/2014	9/30/2014	$23.27	$20.69	$21.61
10/1/2014*	10/28/2014*	$21.245	$18.915	$21.245

*	As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2014 includes data for the period from October 1, 2014 through October 28, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2014.

The graph below illustrates the performance of Applied Materials’ common stock from January 3, 2000 through October 28, 2014, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Autodesk, Inc.

According to publicly available information, Autodesk, Inc. (“Autodesk”) is a design software and services company, offering customers business solutions through technology products and services. Autodesk serves customers in the architecture, engineering and construction industry; manufacturing industry; and digital media, consumer and entertainment industries. Autodesk’s software products are sold globally, both directly to customers and through a network of resellers and distributors. Autodesk is organized into four reportable operating segments: Platform Solutions and Emerging Business (“PSEB”), Architecture, Engineering and Construction (“AEC”), Manufacturing (“MFG”) and Media and Entertainment (“M&E”). Autodesk’s PSEB segment includes its design product, AutoCAD, which is a platform product that underpins the design product offerings for the industries it serves. Autodesk’s AEC segment includes technology for building information modeling, AutoCAD-based design and documentation productivity software, sustainable design analysis applications and collaboration and project management solutions. Autodesk’s MFG segment provides manufacturers in automotive and transportation, industrial machinery, consumer products and building products with comprehensive digital prototyping solutions. Autodesk’s M&E segment is comprised of two product groups: Animation and Creative Finishing. Animation products are sold as software only and provide tools for digital sculpting, modeling, animation, effects, rendering and compositing for design visualization, visual effects and games production. Creative Finishing products provide editing, finishing and visual effects design and color grading. Information filed by Autodesk with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-14338, or its CIK Code: 0000769397. Autodesk’s website is http://www.autodesk.com. Autodesk’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “ADSK.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the basket equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Autodesk’s common stock, based on the daily closing prices as reported by Bloomberg, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Autodesk’s common stock on October 28, 2014 was $56.10. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/4/2010	3/31/2010	$29.71	$22.95	$29.42
4/1/2010	6/30/2010	$34.89	$24.36	$24.36
7/1/2010	9/30/2010	$33.44	$24.05	$31.97
10/1/2010	12/31/2010	$39.65	$31.38	$38.20
1/3/2011	3/31/2011	$44.11	$38.47	$44.11
4/1/2011	6/30/2011	$45.99	$35.69	$38.60
7/1/2011	9/30/2011	$40.39	$23.41	$27.78
10/3/2011	12/30/2011	$35.83	$25.45	$30.33
1/3/2012	3/30/2012	$42.37	$30.21	$42.32
4/2/2012	6/29/2012	$42.39	$30.26	$34.99
7/2/2012	9/28/2012	$35.71	$30.13	$33.37
10/1/2012	12/31/2012	$36.00	$30.44	$35.35
1/2/2013	3/28/2013	$41.40	$36.10	$41.24
4/1/2013	6/28/2013	$39.98	$33.48	$33.94
7/1/2013	9/30/2013	$41.94	$33.49	$41.17
10/1/2013	12/31/2013	$50.33	$39.50	$50.33
1/2/2014	3/31/2014	$55.40	$48.28	$49.18
4/1/2014	6/30/2014	$56.96	$45.19	$56.38
7/1/2014	9/30/2014	$57.36	$52.66	$55.10
10/1/2014*	10/28/2014*	$58.18	$49.89	$56.10

*	As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2014 includes data for the period from October 1, 2014 through October 28, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2014.

The graph below illustrates the performance of Autodesk’s common stock from January 3, 2000 through October 28, 2014, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Citigroup Inc.

According to publicly available information, Citigroup Inc. (“Citigroup”) is a global diversified financial services holding company. Citigroup provides consumers, corporations, governments and institutions with a range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services and wealth management. Citigroup has approximately 200 million customer accounts and does business in approximately 160 countries. Citigroup operates through two primary business segments: Citicorp, consisting of its Global Consumer Banking businesses, Institutional Clients Group, and Corporate/other; and Citi Holdings, consisting of businesses and portfolios of assets that Citigroup has determined are not central to its core Citicorp businesses. Citigroup’s Institutional Clients Group provides wholesale banking products and services, including fixed income and equity sales and trading, foreign exchange, prime brokerage, equity and fixed income research, corporate lending, investment banking and advisory services, private banking, cash management, trade finance and securities services. Information filed by Citigroup with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-09924, or its CIK Code: 0000831001. Citigroup’s website is http://www.citigroup.com. Citigroup’s common stock is listed on the New York Stock Exchange under the ticker symbol “C.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the basket equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Citigroup’s common stock, based on the daily closing prices as reported by Bloomberg, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Citigroup’s common stock on October 28, 2014 was $52.44. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/4/2010	3/31/2010	$43.10	$31.50	$40.50
4/1/2010	6/30/2010	$49.70	$36.30	$37.60
7/1/2010	9/30/2010	$43.00	$36.60	$39.00
10/1/2010	12/31/2010	$48.10	$39.50	$47.30
1/3/2011	3/31/2011	$51.30	$43.90	$44.20
4/1/2011	6/30/2011	$46.00	$36.81	$41.64
7/1/2011	9/30/2011	$42.88	$23.96	$25.62
10/3/2011	12/30/2011	$34.17	$23.11	$26.31
1/3/2012	3/30/2012	$38.08	$28.17	$36.55
4/2/2012	6/29/2012	$36.87	$24.82	$27.41
7/2/2012	9/28/2012	$34.79	$25.24	$32.72
10/1/2012	12/31/2012	$40.17	$32.75	$39.56
1/2/2013	3/28/2013	$47.60	$41.15	$44.24
4/1/2013	6/28/2013	$53.27	$42.50	$47.97
7/1/2013	9/30/2013	$53.00	$47.67	$48.51
10/1/2013	12/31/2013	$53.29	$47.67	$52.11
1/2/2014	3/31/2014	$55.20	$46.34	$47.60
4/1/2014	6/30/2014	$49.58	$45.68	$47.10
7/1/2014	9/30/2014	$53.66	$46.90	$51.82
10/1/2014*	10/28/2014*	$52.54	$49.68	$52.44

*	As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2014 includes data for the period from October 1, 2014 through October 28, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2014.

The graph below illustrates the performance of Citigroup’s common stock from January 3, 2000 through October 28, 2014, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Intel Corporation

According to publicly available information, Intel Corporation (“Intel”) designs and manufactures integrated digital technology platforms consisting of a microprocessor and chipset which may be enhanced by additional hardware, software and services. The platforms are used in a range of applications, such as notebooks desktops, servers, tablets, smartphones, automobile infotainment systems, automated factory systems, and medical devices. Intel sells these platforms primarily to original equipment manufacturers, original design manufacturers and industrial and communications equipment manufacturers in the computing and communications industries. Intel also develops and sells software and services primarily focused on security and technology integration. Intel operates in two reportable operating segments; PC Client Group and Data Center Group; six other Intel architecture operating segments; Intel Systems Group, Multi-Comm, Netbook Group, Tablet Group, Phone Group, and Service Provider Group; and three software and service operating segments; McAfee, Wind River Software Group and Software and Services Group. The PC Client Group offers products that are incorporated into notebook and desktop computers for consumers and businesses. The Data Center Group offers products designed to provide energy-efficient performance for all computer, network and storage platforms. The other Intel architecture operating segments offer products designed to be used in the Internet of Things (the combination of embedding computing into devices and connecting them to the Internet), mobile communications, tablet, smartphone, service provider, netbook, and ultra-low power market segments. The software and services operating segments combine Intel platform features and enhanced software and services. All other Intel operations includes the Non-Volatile Memory Solutions Group, which produces NAND flash memory products for use in a variety of devices. Information filed by Intel with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-06217, or its CIK Code: 0000050863. Intel’s website is http://www.intel.com. Intel’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “INTC.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the basket equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Intel’s common stock, based on the daily closing prices as reported by Bloomberg, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Intel’s common stock on October 28, 2014 was $33.74. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/4/2010	3/31/2010	$22.68	$19.01	$22.26
4/1/2010	6/30/2010	$24.21	$19.45	$19.45
7/1/2010	9/30/2010	$21.78	$17.72	$19.23
10/1/2010	12/31/2010	$21.91	$18.87	$21.03
1/3/2011	3/31/2011	$22.14	$19.82	$20.17
4/1/2011	6/30/2011	$23.87	$19.49	$22.16
7/1/2011	9/30/2011	$23.23	$19.20	$21.33
10/3/2011	12/30/2011	$25.66	$20.62	$24.25
1/3/2012	3/30/2012	$28.19	$24.54	$28.11
4/2/2012	6/29/2012	$29.18	$25.04	$26.65
7/2/2012	9/28/2012	$26.88	$22.51	$22.68
10/1/2012	12/31/2012	$22.84	$19.36	$20.63
1/2/2013	3/28/2013	$22.68	$20.23	$21.85
4/1/2013	6/28/2013	$25.47	$20.94	$24.22
7/1/2013	9/30/2013	$24.24	$21.90	$22.92
10/1/2013	12/31/2013	$25.96	$22.48	$25.96
1/2/2014	3/31/2014	$26.67	$23.52	$25.81
4/1/2014	6/30/2014	$30.93	$25.82	$30.90
7/1/2014	9/30/2014	$35.33	$30.79	$34.82
10/1/2014*	10/28/2014*	$34.27	$30.85	$33.74

*	As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2014 includes data for the period from October 1, 2014 through October 28, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2014.

The graph below illustrates the performance of Intel’s common stock from January 3, 2000 through October 28, 2014, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

United Rentals, Inc.

According to publicly available information, United Rentals, Inc. (“United Rentals”) is an equipment rental company. United Rentals conducts its operations through its wholly owned subsidiary, United Rentals (North America), Inc., and its subsidiaries. United Rentals operates in two segments: general rentals and trench safety, power and heating, ventilating and air conditioning (“HVAC”). The general rentals segment includes the rental of construction, aerial and industrial equipment, general tools and light equipment, and related services and activities to customers that include construction and industrial companies, manufacturers, utilities, municipalities and homeowners. The general rentals segment operates throughout the United States and Canada. The trench safety, power and HVAC segment includes the rental of specialty construction products and related services to customers that include construction companies involved in infrastructure projects, municipalities and industrial companies. This segment operates throughout the United States and in Canada. Information filed by United Rentals with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-14387, or its CIK Code: 0001067701. United Rentals’ website is http://www.unitedrentals.com. United Rentals’ common stock is listed on the New York Stock Exchange under the ticker symbol “URI.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the basket equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for United Rentals’ common stock, based on the daily closing prices as reported by Bloomberg, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of United Rentals’ common stock on October 28, 2014 was $108.74. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/4/2010	3/31/2010	$10.04	$7.02	$9.38
4/1/2010	6/30/2010	$14.59	$9.27	$9.32
7/1/2010	9/30/2010	$14.84	$8.29	$14.84
10/1/2010	12/31/2010	$23.51	$14.53	$22.75
1/3/2011	3/31/2011	$33.28	$22.87	$33.28
4/1/2011	6/30/2011	$34.09	$22.18	$25.40
7/1/2011	9/30/2011	$26.69	$13.11	$16.84
10/3/2011	12/30/2011	$30.31	$15.86	$29.55
1/3/2012	3/30/2012	$43.30	$28.96	$42.89
4/2/2012	6/29/2012	$46.82	$30.16	$34.04
7/2/2012	9/28/2012	$37.92	$27.23	$32.71
10/1/2012	12/31/2012	$45.52	$32.08	$45.52
1/2/2013	3/28/2013	$55.90	$47.57	$54.97
4/1/2013	6/28/2013	$59.52	$46.26	$49.91
7/1/2013	9/30/2013	$59.62	$49.99	$58.29
10/1/2013	12/31/2013	$77.95	$55.98	$77.95
1/2/2014	3/31/2014	$94.94	$74.46	$94.94
4/1/2014	6/30/2014	$107.74	$85.66	$104.73
7/1/2014	9/30/2014	$118.84	$105.23	$111.10
10/1/2014*	10/28/2014*	$109.16	$90.30	$108.74

*	As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2014 includes data for the period from October 1, 2014 through October 28, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2014.

The graph below illustrates the performance of United Rentals’ common stock from January 3, 2000 through October 28, 2014, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Veeco Instruments Inc.

According to publicly available information, Veeco Instruments Inc. (“Veeco”) designs, manufactures and markets thin film equipment to make electronic devices including light emitting diodes (“LED”s), flexible organic LED displays, hard-disk drives, concentrator photovoltaics, power semiconductors, wireless components, micro-electromechanical systems (“MEMS”) and other next-generation devices. Veeco operates in two segments: LED and Solar and Data Storage. Veeco’s LED and Solar segment designs and manufactures metal organic chemical vapor deposition and molecular beam epitaxy systems and components sold to manufacturers of LEDs, wireless components, power semiconductors, and concentrator photovoltaics, as well as for research and development applications. The Data Storage segment designs and manufactures systems used to create thin film magnetic heads that read and write data on hard disk drives. These include ion beam etch, ion beam deposition, diamond-like carbon, physical vapor deposition, chemical vapor deposition, slicing, dicing and lapping systems. Such systems are primarily sold to hard drive customers but also have applications in optical coatings, MEMS and magnetic sensors, and extreme ultraviolet lithography. Information filed by Veeco with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-16244, or its CIK Code: 0000103145. Veeco’s website is http://www.veeco.com. Veeco’s common stock is listed on The NASDAQ Global Select Market under the ticker symbol “VECO.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the basket equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Veeco’s common stock, based on the daily closing prices as reported by Bloomberg, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Veeco’s common stock on October 28, 2014 was $32.27. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/4/2010	3/31/2010	$43.72	$30.42	$43.50
4/1/2010	6/30/2010	$51.61	$31.79	$34.28
7/1/2010	9/30/2010	$45.52	$31.05	$34.87
10/1/2010	12/31/2010	$49.97	$33.71	$42.96
1/3/2011	3/31/2011	$52.70	$42.82	$50.84
4/1/2011	6/30/2011	$57.59	$46.47	$48.41
7/1/2011	9/30/2011	$48.58	$24.40	$24.40
10/3/2011	12/30/2011	$29.20	$20.80	$20.80
1/3/2012	3/30/2012	$33.40	$21.46	$28.60
4/2/2012	6/29/2012	$36.97	$26.54	$34.36
7/2/2012	9/28/2012	$38.11	$30.02	$30.02
10/1/2012	12/31/2012	$31.52	$26.89	$29.52
1/2/2013	3/28/2013	$38.33	$28.71	$38.33
4/1/2013	6/28/2013	$42.60	$32.23	$35.42
7/1/2013	9/30/2013	$37.23	$33.16	$37.23
10/1/2013	12/31/2013	$38.15	$28.44	$32.91
1/2/2014	3/31/2014	$43.30	$32.18	$41.93
4/1/2014	6/30/2014	$43.63	$30.75	$37.26
7/1/2014	9/30/2014	$37.21	$33.22	$34.95
10/1/2014*	10/28/2014*	$35.84	$30.61	$32.27

*	As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2014 includes data for the period from October 1, 2014 through October 28, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2014.

The graph below illustrates the performance of Veeco’s common stock from January 3, 2000 through October 28, 2014, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-47 of the ROS product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the underlying basket. If your Securities are so treated, you should generally not accrue any income with respect to your Securities prior to their maturity, sale or exchange and you should generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should be long-term if you have held your Securities for more than one year (otherwise such gain or loss would be short term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Securities could differ materially from the treatment as described above, as further described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-49 of the ROS product supplement.

In 2007, the Internal Revenue Service (“IRS”) released a notice that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) above should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-47 of the ROS product supplement, unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their ”net investment income,” which may include any income or gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain individuals (and to the extent provided in future regulations, entities) that own ”specified foreign financial assets” may be required to file information with respect to such assets with their income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Non-U.S. Holders. If you are not a U.S. holder, subject to Section 871(m) of the Code and “FATCA” (discussed below), you should generally not be subject to United States withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your foreign status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Gain from the sale or exchange of a Security or settlement at maturity generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied, or has certain other present or former connections with the United States.

We will not attempt to ascertain whether any basket equity issuer would be treated as a “United States real property holding corporation” within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Securities should be treated as “United States real property interests” as defined in Section 897 of the Code. If the issuer of a basket equity and the Securities were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. Holder in respect of a Security upon a sale, exchange, redemption or other taxable disposition of the Security to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 10% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of the basket equities as United States real property holding corporations and the Securities as United States real property interests.

Section 871(m) of the Code requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under recently proposed U.S. Treasury Department regulations (if finalized in their current form), certain payments or deemed payments with respect to certain equity-linked instruments that reference U.S. stocks (including shares of the basket equities) may be treated as dividend equivalents that are subject to U.S. withholding tax. Under these proposed regulations, withholding may be required even in the absence of any actual dividend-related payment or adjustment made pursuant to the terms of the instrument. However, if finalized in their current form, the proposed regulations would not impose a withholding tax on dividend equivalent payments that are made on such equity-linked instruments prior to January 1, 2016. Nevertheless, if we (or the applicable paying agent) are required to withhold, we (or the applicable paying agent) would be entitled to do so without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Securities.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations,the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain foreign pass-thru payments made after December 31, 2016 (or, if later, the date that final regulations defining the term “foreign pass-thru payment” are published). Pursuant to these Treasury regulations, withholding tax under FATCA would not be imposed on foreign pass-thru payments pursuant to obligations that are executed on or before the date that is six months after final regulations regarding such payments are published (and such obligations are not subsequently modified in a material manner) or on withholdable payments solely because the relevant obligation is treated as giving rise to a dividend equivalent (pursuant to Section 871(m) and the regulations thereunder) where such obligation is executed on or before the date that is six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents. If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear. Investors should consult their own advisors about the application of FATCA, in particular, if they may be classified as financial institutions (or if they hold their Securities through a foreign entity) under the FATCA rules.

Proposed Legislation

The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax adviser regarding the draft legislation and its possible impact on you.

Prospective purchasers of the Securities are urged to consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situation, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Securities arising under the laws of any state, local or other (including non-U.S.) taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Securities LLC and UBS Securities LLC has agreed to purchase, all of the Securities at the issue price to the public less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Securities. UBS Securities LLC has agreed to resell all of the Securities to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover of this pricing supplement.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 7 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 3 and 4 of this pricing supplement.